Exhibit 23

[LETTERHEAD OF CLARK, SCHAEFER, HACKETT & CO.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

United Community Bancorp

Lawrenceburg, Indiana

We consent to incorporation by reference in Registration Statement Nos. 333-132939 and 333-138785 on Forms S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 28, 2009, on the consolidated balance sheets of United Community Bancorp as of June 30, 2009 and 2008, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the three years in the period ended June 30, 2009 which reports appear in the 2009 annual report on Form 10-K of United Community Bancorp.

/s/ Clark, Schaefer, Hackett & Co.
Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

September 28, 2009